EXHIBIT 99.3


                                      PROXY

                     SPECIAL MEETING OF COMMON SHAREHOLDERS
                        OF SUN STATE CAPITAL CORPORATION

                                September , 1997

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


                  The undersigned hereby appoints John Dedolph and , and each of them, as proxies of the undersigned to vote as designated below on behalf of the undersigned as a holder of the common stock of Sun State Capital Corporation ("Sun State Common Stock") and to vote as designated below all shares of Sun State Common Stock that the undersigned held of record on August , 1997, which the undersigned is entitled to vote, at the special meeting of common shareholders of Sun State Capital Corporation ("Sun State") to be held , 1997, or at any postponement or adjournment thereof, for the purpose of considering and acting on the proposal to approve the Agreement and Plan of Reorganization dated May 21, 1997 among Zions Bancorporation ("Zions"), Nevada State Bank ("NS Bank"), a wholly-owned subsidiary of Zions, Sun State, and Sun State Bank (the "Bank"), an Agreement to Merge between Sun State and Zions and an Agreement to Merge between the Bank and NS Bank (collectively, the "Plan of Reorganization"), whereby Sun State will merge into Zions with Zions being the surviving corporation and the Bank will merge into NS Bank with NS Bank being the surviving entity (the aforementioned mergers being referred to collectively as the "Reorganization"). Pursuant to the Plan of Reorganization, the holders of shares of Sun State Common Stock and shares of Sun State's Preferred Stock will be entitled to elect to receive, for each share of Sun State Common Stock and for each share of Sun State Preferred Stock, either cash or shares of Zions Common Stock or a combination of cash and stock, or to indicate no preference between cash and stock. The terms and conditions of the Plan of Reorganization and the formulas for calculating the amount of cash or shares of Zions Common Stock to be received for each share of Sun State Common Stock and each share of Sun State Preferred Stock are set forth in the accompanying Proxy Statement/Prospectus. Each Proxy shall have full power of substitution. Approval of the Plan of Reorganization requires the affirmative vote of a majority of the outstanding shares of Sun State Common Stock. The act by a majority of the Proxies or their substitutes present at the meeting shall control; however, if only one proxy be present, that one shall have all powers hereunder.

The Directors recommend a vote FOR Proposal 1.

    1. Approval of the Plan of Reorganization and the Merger of Sun State Capital Corporation into Zions Bancorporation and the Bank into NS Bank.

           [ ] FOR           [ ] AGAINST            [ ] ABSTAIN

    2. The Proxies, in their discretion, are authorized to vote on such other business as may properly come before the meeting.

                 When properly completed, this proxy will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted FOR the approval of the Plan of Reorganization.

                           (Each person whose name is on the Sun State Common Stock certificate should sign below in the same manner in which such person's name appears. If signing as a fiduciary, give title.)


                                                _______________________________
                                                Signature



                                                _______________________________
                                                Printed Name


                                                Dated  ________________________
                                                       Please date, sign,
                                                       and return promptly